EXHIBIT 10.1

SUMMARY OF ZONES, INC. SPECIAL COMMITTEE COMPENSATION

The Special Committee of our Board of Directors is composed of its Chairman, William Keiper, and members Kenneth Kirkpatrick, John Bauer and Cathi Hatch. The members of the Special Committee are paid a monthly fee, which is not based on meetings attended. For each of June and July 2008, the Chairman of the Special Committee was paid $8,000 and the members of the Special Committee were paid $5,000. Beginning in August 2008, the Chairman of the Special Committee is paid $12,500 per month and the members of the Special Committee are paid $6,500 per month.